Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of InflaRx N.V.:

We consent to the incorporation by reference in the registration statement (No. 333-221656) on Form S-8 of InflaRx N.V. of our report dated March 26, 2019, with respect to the consolidated statements of financial position of InflaRx N.V. as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive loss, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 20-F of InflaRx N.V.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Leipzig, Germany
March 26, 2019